Exhibit 10.10


                         VAN HOUTEN EMPLOYMENT AGREEMENT

         This Agreement is made effective as of April 13, 1999, among Bank West Financial Corporation, a Michigan corporation ("BWFC"), Bank West, a Michigan savings bank, both with offices at 2185 Three Mile Road, NW, Grand Rapids, MI 49544-1451 (collectively referred to as "BW") and Ronald A. Van Houten, whose address is 1841 Lonsdale NE, Grand Rapids, MI 49503 ("Van Houten").

                               Factual Background

         Van Houten has been employed in the banking industry for more than 45 years, during which time he has developed considerable skills regarding the marketing of bank products and the management of banking institutions. BW desires to employ Van Houten in the capacity of interim Chief Executive Officer and to receive the benefits of his knowledge and expertise. Van Houten desires to serve BW in that capacity. Because of the nature of BW's business, Van Houten may acquire valuable confidential information concerning BW, BW=s products and programs, or BW's customers.

                              Terms and Conditions

         1. Term. BW retains Van Houten for an indefinite term commencing April 13, 1999, (the "Effective Date"). This Agreement shall continue until terminated. Either party may terminate this Agreement for any reason or no reason upon providing 30 days written notice to the other.

         2. Duties. Van Houten shall be employed as interim Chief Executive Officer of BW. His duties shall be designated by the Boards of Directors of BW from time to time. Van Houten and BW acknowledge that Van Houten is expected to be a full-time employee but recognize this may not always require his full-time presence at the BW offices.

         3. Compensation. As compensation for the services which Van Houten may render to BW, BW shall pay Van Houten a salary, initially at the annual rate of $9,600 per year (the "Compensation"). The Compensation shall be payable in equal biweekly installments of $369.23 commencing April 16, 1999, and continuing every other Friday after that until the end of the Term. The $9,600 is the current limit which Van Houten can earn and still draw his full Social Security retirement benefits. Each time that limit is raised by Social Security regulations while this Agreement remains in effect, the annual salary rate shall be increased to the amount of the new limit, effective with the date of increase in the limit. In no event shall the salary amount exceed that limit. BW shall withhold from the payments to Van Houten under this Agreement any and all applicable withholding, payroll, and other taxes and similar charges as required by law, as well as appropriate employee deductions or contributions to continuing employee benefit plans.

         4. Travel & Motor Vehicle Allowance. BW shall provide Van Houten with a monthly motor vehicle allowance of $400 (the "Motor Vehicle Allowance"). The Motor Vehicle Allowance shall be applied toward the lease, purchase, maintenance and operating expenses (including insurance, road service, etc.) of a motor vehicle of sufficient size, appearance and quality consistent with that of Van Houten's professional position with BW. It is expected that the Motor Vehicle Allowance will not be sufficient to completely reimburse Van Houten for all his motor vehicle expenses. Any motor vehicle expenses incurred by Van Houten which are not covered by the Motor Vehicle Allowance shall be paid by Van Houten without reimbursement by BW.

         5. Entertainment and Other Travel Expenses. In addition to the Motor Vehicle Allowance, BW shall also reimburse Van Houten for reasonable customary expenditures incurred for travel and entertainment on behalf of BW. These expenses shall be subject to approval of the Chairman of BW.

         6. Health Insurance; Retirement Benefits. BW shall attempt to include Van Houten in all benefits of life insurance and retirement plans provided by BW for its other full-time employees. BW shall have the right to change carriers and coverage without incurring an obligation to Van Houten. With the exception of dental coverage, Van Houten waives the right to participate in BW=s medical plan. BW shall attempt to include Van Houten in BW=s dental plan under the same terms as those offered to other full-time employees.

         7. Vacation. Van Houten shall be entitled to paid annual vacations in accordance with the policies as established from time to time by the Board of Directors of BW but in any event not less than three weeks per year.

         8. Incentive Stock Option.

                  a. Grant and Vesting of Option. On the Effective Date, BWFC granted to Van Houten an incentive stock option for 33,334 shares of BWFC common stock (the "Option"). The Option has been granted pursuant to the BWFC 1995 Key Employee Stock Compensation Program, and all addendums to it (the "Program"). The Option exercise price is $8.656 per share. The Program provides that the stock vests at a rate of 20% per year (the "Plan Vesting Rate"). For purposes of this Agreement, a vesting calculation shall also be computed assuming the stock shall vest monthly based upon a rate of 33.33% per year (the "Termination Vesting Rate") (The monthly vesting calculation shall be made on the 14th day of each month, commencing with the 14th day of May, 1999, and shall vest at the rate of 2.78% per month).

                  b. Payment upon Termination - Before April 14, 2004. In the event Van Houten's employment is terminated prior to April 14, 2004 (which is the date on which all of the 33,334 shares would be vested at the Plan Vesting Rate of 20% per year), BW shall pay Van Houten an amount to be determined as follows:

                           1. The unrealized gain on the number of shares vested
at the Termination Vesting Rate in excess of the number of shares vested at the Plan Vesting Rate. Specifically, the payment shall be calculated as follows:

                   o   No. of shares vested per the Termination Vesting Rate,
                   o   Less no. of shares vested per the Plan Vesting Rate,
                   o   Mutiplied by the difference between:
                       o The Fair Market Value per share, as defined in paragraph 9 below, and
                       o The $8.656 per share Option exercise price.

The calculations are to be made as of the effective date of the termination, and the payment shall be made to Van Houten within thirty days of that effective date. Also, Van Houten would retain his right to exercise the Option for all shares which were vested per the Plan Vesting Rate.

                           2.  For  example,  if Van  Houten's  employment  were
terminated on April 14, 2002, all 33,334 Option shares would be vested at the Termination Vesting Rate, and 20,000 of the Option shares would be vested at the Plan Vesting Rate. Assume a Fair Market Value of $16 per share. The Option price is $8.656 per share. In this illustration, BW would be required to pay Van
Houten:

                   No. of shares vested per Termination Vesting Rate      33,334
                   Less no. of shares vested per the Plan Vesting Rate    20,000
                                                                        --------
                     Difference                                           13,334
                   Fair Market Value per share                           $16.000
                   Option exercise price per share                         8.656
                                                                        --------
                     Unrealized gain per share                          $  7.344
                   Payment amount: 13,334 shares X $7.344 per share = $97,925

Van Houten would retain his vested right to exercise the Option for 20,000 shares, which would have an unrealized gain of $146,880. Van Houten's total gain from the Option would be $97,925 + $146,880 = $244,805.

                  c. Payment upon Termination - On or After April 14, 2004. In the event Van Houten's employment is terminated on or after April 14, 2004, Van Houten shall be solely entitled to his right to exercise the option for the 33,334 shares which would be vested at that time.

                  d. Payment upon Termination due to Change in Control. In the event a Change in Control of BW, as defined in section 10, shall occur and Van Houten=s employment is terminated as a result of the Change in Control or after that event, the Option shares shall be deemed to be 100% vested for purposes of the Termination Vesting Rate.

         9. Fair Market Value Defined. For purposes of this Agreement, "Fair Market Value" shall be the mean of the high and low sales prices of the shares of common stock of BWFC on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such prices are reported, the mean between the closing high bid and low ask prices of a share of common stock of BWFC on that day on the principal market or national quotation system then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Board of Directors of BWFC, or if no such prices are available, the book value of a share of common stock of BWFC as determined under generally accepted accounting principles as of the latest practical date.

         10. Change in Control Defined. For purposes of this Agreement, a "Change in Control" of BW shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor to it, whether or not BW is registered under the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of BW representing 25% or more of the combined voting power of BW's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the BW cease for any reason to constitute at least a majority unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         11. Acknowledgment of Confidential Information. Van Houten acknowledges that during his employment with BW, he may acquire or be given access to or may develop or assist in developing confidential information regarding the products, property, business and affairs of BW, including information concerning BW's customers. This confidential information may consist of concepts, ideas, trade secrets, marketing and sales processes or techniques, pricing arrangements, operating procedures, technical data, customer names, customer contact persons and telephone numbers, loan originator names, broker names, investor names, quotations or other confidential information not generally known or easily ascertainable by the general public concerning BW's business. This information is referred to in this Agreement simply as "Confidential Information".

         12. Restriction on Confidential Information. Van Houten shall not, during his employment with BW, use any Confidential Information outside of the scope of his employment by BW. He shall not communicate or disclose orally or in writing any of the Confidential Information to any person or entity, directly or indirectly, under any circumstances outside the scope of his employment by BW. Upon termination of his employment with BW, he shall promptly return to BW all written or other tangible evidence of any Confidential Information and any memoranda with respect to that evidence which is in his possession or under his control.

         13. Non-Compete. Van Houten shall not, during his employment with BW, directly or indirectly, for himself or for any other person, firm, corporation, partnership, limited liability company or association, either as a partner, principal, agent, employee, member, officer, director, material beneficial owner, or in any other capacity, conduct or engage in, or become interested in, either wholly or in part, any other financial institution or affiliate of it without the consent of BW. For purposes of this paragraph, Van Houten shall be deemed a material beneficial owner of an enterprise if Van Houten is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 10% or more of the combined voting power of the company=s then outstanding securities.

         14. Indemnification. BW shall indemnify and hold harmless Van Houten from and against any and all liability and loss relating to Van Houten=s actions during the Term of this Agreement, except for any liability or loss resulting from the gross negligence of Van Houten and except as BW's ability to indemnify may otherwise be limited by its articles of incorporation or bylaws or by the Michigan Business Corporation Act, the Michigan Banking Code or the Michigan Savings Bank Act.

         15. Notices. All demands, notices and communications required by this Agreement shall, unless otherwise specified by the terms of this Agreement, be in writing and shall be deemed to be given (i) upon personal delivery to the person to whom addressed (by messenger or delivery service), (ii) the day following delivery to a nationally recognized overnight courier service, (iii) three days following deposit in the U.S. mail, first class postage prepaid, or
(iv) upon transmission of any notice by telecopy (fax).

                  a. For BW, the notice shall be addressed to the following (which address may be changed by written notice):

                                    Bank West
                                    Attention: Chief Financial Officer
                                    2185 Three Mile Road, NW
                                    Grand Rapids, MI 49544-1451

         With a copy to:            Jack A. Siebers
                                    Siebers Mohney PLC
                                    125 Ottawa Ave. NW, Suite 340
                                    Grand Rapids, Michigan 49503-2830

                  b. For Van Houten, the notice shall be addressed to the following (which address may be changed by written notice):

                                    Ronald A. Van Houten
                                    1841 Lonsdale NE
                                    Grand Rapids, Michigan 49503

         16. Entire Agreement. This Agreement states the entire understanding between the parties concerning the subject matter and supersedes and replaces all prior agreements written or verbal between the parties concerning the subject matter of the Agreement.

         17. Attorneys' Fees And Costs. If any party commences an action against the other party as a result of a breach or alleged breach of this Agreement, the prevailing party shall be entitled to recover from the losing party its actual attorneys' fees and costs of suit.

18. Assignment. In entering into this Agreement, BW is relying upon the business reputation, experience and integrity of Van Houten. The Agreement may not be assigned by Van Houten without BW's prior written consent, which consent may be withheld arbitrarily and for any reason or no reason.

         19. Good Faith. Each party shall exercise the utmost good faith in performing the terms of this Agreement.

         20. Remedies. The parties agree that if there is a breach of this Agreement, the remedies at law will be inadequate and the non-breaching party shall be entitled to seek redress by court proceedings in the form of an injunction restraining the breaching party and/or providing for specific performance without any bond or other security being required. The non-breaching party shall also be entitled to such damages as that party may show by appropriate evidence. Nothing in this Agreement shall be construed as preventing the non- breaching party from pursuing, or seeking any damages at law or in equity which it may have, and BW may, in any event, be entitled upon any breach to terminate any payments remaining to be paid pursuant to the provisions of this Agreement.

         21. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to Van Houten pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. ss.1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359, and any successor provisions to such statute or regulations.

         22. Miscellaneous. This Agreement shall be construed in accordance with the laws of the State of Michigan. It may not be amended except in writing, signed by all parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, executors, administrators and heirs, including any party that acquires stock or substantially all of the stock or assets of BWFC or BW.

                                               Bank West Financial Corporation,
                                               a Michigan corporation

Dated: May 24, 1999                            By: /s/ George A. Jackoboice
                                                   ------------------------
                                                   George A. Jackoboice
                                                          Its: Chairman

                                               Bank West,
                                               a Michigan savings bank

Dated: May 24,1999                             By: /s/ George A. Jackoboice
                                                   ------------------------
                                                   George A. Jackoboice
                                                          Its: Chairman

Dated: May 24, 1999                               /s/ Ronald A. Van Houten
                                                  ------------------------
                                                  Ronald A. Van Houten